SECURITIES AND EXCHANGE COMMISSION
                          Washington, DC 20549


                                  FORM 15

Certification and Notice of Termination of Registration under
Section 12(g) of the Securities Exchange Act of 1934 or
Suspension of Duty to File Reports Under Sections 13 and
15(d) of the Securities Exchange Act of 1934.

                         Commission File Number  33-60124

                  Colonial Companies, Inc. Security Saver Plan

             (Exact name of registrant as specified in its charter)


          1200 Colonial Life Boulevard, Columbia, SC 29210 803-798-7000

          (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)


                     Interests in the above-referenced plan

                  UNUM Corporation Common Stock, $.10 par value

            (Title of each class of securities covered by this Form)

                                  None

            (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

     Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

          Rule 12g-4(a)(1)(i)  [ ]        Rule 12h-3(b)(l)(ii) [ ]
          Rule 12g-4(a)(l)(ii) [ ]        Rule 12h-3(b)(2)(i)  [ ]
          Rule 12g-4(a)(2)(i)  [ ]        Rule 12h-3(b)(2)(ii) [ ]
          Rule 12g-4(a)(2)(ii) [ ]        Rule 15d-6           [X]
          Rule 12h-3(b)(l)(i)  [ ]

     Appropriate number of holders of record as of the
certification or notice date:    0

     Pursuant to the requirements of the Securities Exchange Act of 1934, the UNUM Employees Retirement Savings Plan, as successor to the Colonial Companies, Inc. Security Saver Plan, has caused this certification/ notice to be signed on its behalf by the undersigned duly authorized person.



Date:   January 24, 1997       By: /s/ Eileen C. Farrar
                                   Eileen C. Farrar
                                   Trustee, UNUM Employees Retirement
                                   Savings Plan

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